Item 6. Selected Financial Data.	EXHIBIT 99.1

Kraft Foods Inc.

Selected Financial Data – Five Year Review

(in millions of dollars, except per share and employee data)

	2008	2007	2006	2005	2004

Summary of Operations:
Net revenues	$41,932	$35,858	$33,018	$32,779	$30,859
Cost of sales	28,088	23,656	21,190	21,115	19,474
Operating income	3,843	4,176	4,158	4,373	4,327
Operating margin	9.2%	11.6%	12.6%	13.3%	14.0%
Interest and other expense, net	1,240	604	510	635	666

Earnings from continuing operations before income taxes	2,603	3,572	3,648	3,738	3,661
Provision for income taxes	755	1,080	816	1,066	1,165
Earnings / (loss) from discontinued operations, net of income taxes	1,045	232	233	(33)	219

Net earnings	2,893	2,724	3,065	2,639	2,715
Noncontrolling interest	9	3	5	3	3

Net earnings attributable to Kraft Foods	2,884	2,721	3,060	2,636	2,712

Basic EPS attributable to Kraft Foods:
Continuing operations	1.22	1.56	1.70	1.57	1.45
Discontinued operations	0.70	0.15	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.92	1.71	1.84	1.55	1.58
Diluted EPS attributable to Kraft Foods:
Continuing operations	1.21	1.56	1.70	1.57	1.45
Discontinued operations	0.69	0.14	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.90	1.70	1.84	1.55	1.58
Dividends declared per share	1.12	1.04	0.96	0.87	0.77
Dividends declared as a % of Basic EPS	58.3%	60.8%	52.2%	56.1%	48.7%
Dividends declared as a % of Diluted EPS	58.9%	61.2%	52.2%	56.1%	48.7%
Weighted-average shares – Basic	1,505	1,591	1,659	1,699	1,720
Weighted-average shares – Diluted	1,515	1,600	1,661	1,699	1,720
Net cash provided by operating activities	4,141	3,571	3,720	3,464	4,008
Capital expenditures	1,367	1,241	1,169	1,171	1,006
Depreciation	963	873	884	869	868
Property, plant and equipment, net	9,917	10,778	9,693	9,817	9,985
Inventories, net	3,881	4,238	3,436	3,272	3,365
Total assets	63,173	68,132	55,548	57,597	59,905
Long-term debt	18,589	12,902	7,081	8,475	9,723
Total debt	20,251	21,009	10,821	11,200	12,518
Total long-term liabilities	29,773	23,574	16,520	19,285	20,903
Total Kraft Foods Shareholders’ Equity	22,295	27,407	28,536	29,574	29,888

Total Equity	22,356	27,445	28,562	29,600	29,924
Book value per common share outstanding	15.18	17.87	17.44	17.71	17.53
Market price per Common Stock share – high / low	34.97–24.75	37.20–29.95	36.67–27.44	35.65–27.88	36.06–29.45
Closing price of Common Stock at year end	26.85	32.63	35.70	28.17	35.61
Price / earnings ratio at year end – Basic	14	19	19	18	23
Price / earnings ratio at year end – Diluted	14	19	19	18	23
Number of common shares outstanding at year end	1,469	1,534	1,636	1,670	1,705
Number of employees	98,000	103,000	90,000	94,000	98,000

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